ATTACHMENTS FOR N-SAR SUB-ITEM 77C
08-31-04 FYE FUNDS FOR THE 09-01-04 PERIOD ENDED 2-19-05



J.P. Morgan Mutual Fund Select Group (the Trust)

On January 20, 2005, Special Meetings of the shareholders of JPMorgan Bond Fund II, JPMorgan Fleming International Equity Fund, JPMorgan Mid Cap Equity Fund, JPMorgan Tax
Aware Large Cap Growth Fund, JPMorgan Tax Aware Large Cap Value Fund and JPMorgan Trust Small Cap Equity Fund
(the Funds) all series of the Trust were held. At the meetings, the Funds shareholders voted to elect a new Board of Trustees. With respect to William J Armstrong, there were 98,827,965 affirmative votes and 614,396 negative votes. With respect to Roland E Eppley, Jr., there were 98,825,116 affirmative votes and 617,245 negative votes. With respect to John F. Finn, there were 98,840,383 affirmative votes and 601,979 negative votes. With respect to Dr. Matthew Goldstein, there were 98,834,557 affirmative votes and 607,805 negative votes. With respect to Robert J. Higgins, there were 98,823,121 affirmative votes and 619,240 negative votes. With respect to Peter C. Marshall, there were 98,838,263 affirmative votes and 604,099 negative votes.
With respect to Marilyn McCoy, there were 98,830,602 affirmative votes and 611,759 negative votes. With respect to William G. Morton, Jr., there were 98,829,638 affirmative votes and 612,732 negative votes. With respect to Robert A. Oden, Jr., there were 98,834,513 affirmative votes and 607,849 negative votes. With respect to Fergus Reid, III, there were 98,810,619 affirmative votes and 631,743 negative votes. With respect to Frederick W. Ruebeck, there were 98,837,758 affirmative votes and 604,604 negative votes.
With respect to James J. Schonbachler, there were 98,833,998 affirmative votes and 608,364 negative votes. With respect to Leonard M. Spalding, Jr., there were 98,816,763 affirmative votes and 625,599 negative votes.

Shareholders of JPMorgan Bond Fund II voted to merge into One Group Core Bond Fund. With respect to this matter there were 16,443,031 affirmative votes and 160,458 negative votes. Shareholders of JPMorgan Bond Fund II voted also to approve the agreement and plan to reorganize into a corresponding series of J.P. Morgan Mutual Fund Series. With respect to this matter there were 16,369,970 affirmative votes and 158,693 negative votes. In addition, shareholders of JPMorgan Bond Fund II voted to amend the fundamental investment restriction on borrowing. With respect to this matter there were 16,353,522 affirmative votes and 173,629 negative votes.